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November 20, 2000



The Indonesia Fund, Inc.
466 Lexington Avenue
16th Floor
New York, New York  10017

Ladies and Gentlemen:

We have acted as counsel to The Indonesia Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with its proposed merger (the "Merger") with the Jakarta Growth Fund, Inc. (the "Jakarta Fund"), a corporation organized under the laws of the State of Maryland. Pursuant to the Merger, outstanding shares of common stock, $0.10 par value, of the Jakarta Fund (the "Jakarta Fund Shares") will be converted into full shares of common stock, $0.001 par value, of the Fund (the "Fund Shares"). The Fund will not issue any fractional shares to the Jakarta Fund shareholders.

We have examined copies of the Charter and By-Laws of the Fund, as amended to date, the Fund's Registration Statement on Form N-14 (Securities File No. 333-47744) with respect to the Merger (the "Registration Statement"), substantially in the form in which it is to become effective, the Merger Agreement and Plan of Reorganization between the Jakarta Fund and the Fund dated as of October 18, 2000 (the "Agreement"), resolutions adopted by the Fund's Board of Directors and other records and documents that we have deemed necessary or appropriate for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. We have also assumed that the terms of the Agreement are fair and reasonable to the Fund. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP that is attached to this opinion.

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The Indonesia Fund, Inc.
November 20, 2000
Page 2

Based upon the foregoing, we are of the opinion that when the Special Committee appointed by the Board of Directors of the Fund has set December 28, 2000 as the meeting date on which the stockholders of the Fund will vote on the Merger, the Merger has been duly approved by the stockholders of the Fund, appropriate Articles of Merger with respect to the Merger have been accepted for record by the Maryland State Department of Assessments and Taxation and the Jakarta Fund Shares have been converted into Fund Shares pursuant to the Agreement and the Articles of Merger and in the manner described in the Registration Statement, the Fund Shares will have been validly and legally authorized and issued and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Proxy Statement/Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher